Exhibit 10.1

Notice of Grant of Performance Stock Unit Award Under the Broadcom Inc. 2012 Stock Incentive Plan	BROADCOM INC. 1320 Ridder Park Drive San Jose, CA 95131

GRANTEE NAME:	Grant Date:

GRANTEE ID: GRANT NUMBER:	Number of Performance Stock Units: Starting Share Price:
On the grant date shown above (the “Grant Date”), Broadcom Inc., a Delaware corporation (the “Company”), granted to the grantee identified above (“you” or the “Participant”) the number of performance stock units shown above (the “PSUs” or “Performance Stock Units”) under the Broadcom Inc. 2012 Stock Incentive Plan (the “Plan”). If and when the PSUs vest, each PSU entitles you to receive one share of the Company’s common stock (each, a “Share”) as determined below.
The number of Shares issuable following the Final Vesting Date (as defined in Exhibit A) shall be determined in accordance with Exhibit A and subject to the additional terms set forth in the attached Performance Stock Unit Award Agreement.
By accepting this award electronically through the Plan service provider’s online grant acceptance process:
(1)You agree that the PSUs are governed by this Notice of Grant and the attached Performance Stock Unit Award Agreement (including the Exhibits thereto and together with the Notice of Grant, the “Agreement”) and the Plan.
(2)You have received, read and understand the Agreement, the Plan and the prospectus for the Plan.
(3)If you are an employee providing services in the U.S., you agree in Section 3.12 of the Agreement to the arbitration agreement contained in Exhibit B of the Agreement, which requires you to arbitrate most disputes with the Company or any subsidiary.
(4)You agree that the Company, in its sole discretion, may satisfy any withholding obligations in respect of the PSUs in accordance with Section 2.7 of the Agreement by (i) withholding Shares issuable to you upon vesting of the PSUs, (ii) instructing a broker on your behalf to sell Shares otherwise issuable to you upon vesting of the PSUs and submit proceeds of such sale to the Company or (iii) using any other method permitted by Section 2.7 of the Agreement or the Plan.
(5)You agree to accept as binding all decisions or interpretations of the Plan Administrator or its delegate regarding any questions relating to the Plan or the Agreement.
(6)You have read and agree to comply with the Company’s Insider Trading Policy.
Capitalized terms not specifically defined in this Notice of Grant shall have the meanings specified in the Plan or the Agreement.

BROADCOM INC.
2012 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Broadcom Inc., a Delaware corporation (the “Company”), pursuant to the Broadcom Inc. 2012 Stock Incentive Plan (the “Plan”), has granted to the grantee indicated in the attached Notice of Grant (the “Notice of Grant”) an award of performance stock units (“PSUs” or “Performance Stock Units”). The PSUs are subject to all of the terms and conditions set forth in this Performance Stock Unit Award Agreement (including the Exhibits hereto and together with the Notice of Grant, the “Agreement”) and the Plan.
ARTICLE I

GENERAL
1.1Defined Terms. Capitalized terms not specifically defined in this Agreement shall have the meanings specified in the Plan or in the Notice of Grant, unless the context clearly requires otherwise.
(a)“Permanent Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(b)[“Retirement” shall mean the voluntary retirement of Participant’s employment with the Company and any Subsidiary (i) which is effective after the third anniversary of the Grant Date and (ii) for which the Participant provided notice to the Company’s Chairman of the Board at least 30 days prior to such retirement date. For the avoidance of doubt, Participant shall not be precluded from effecting a Retirement as a result of Participant’s continued service as an Eligible Director or service as a Consultant, provided that the foregoing conditions are met.]
(c)“Termination of Consultancy” shall mean the time when the engagement of Participant as a Consultant is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death, or disability, or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Subsidiary, (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary, and (c) terminations where Participant simultaneously becomes an Eligible Director. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding the foregoing, Participant shall not be deemed to be a Consultant or to have a consulting relationship with the Company or any Subsidiary while Participant is serving as a member of the Board unless Participant is separately engaged by the Company or a Subsidiary to render additional bona fide services to such entity in a non-employee and non-member of the Board capacity. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
(d)“Termination of Directorship” shall mean the time when Participant, if he becomes an Eligible Director, ceases to be an Eligible Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death, or disability or retirement, but excluding: (a) terminations where there is a simultaneous employment of Participant by the Company or any Subsidiary and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of

Directorship, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Directorship.
(e)“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death or disability; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary, including, without limitation, if Participant becomes the Company’s Executive Chairman, (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Subsidiary, and (c) terminations where Participant simultaneously becomes an Eligible Director. The Plan Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
(f) “Termination of Services” shall mean Participant’s Termination of Consultancy, or Termination of Directorship, or Termination of Employment[, or Retirement].
1.2General. Each PSU represents the right to receive one Share if and when such PSU vests, as determined in accordance with this Agreement. The PSUs shall not be treated as property or as a trust fund of any kind.
1.3Incorporation of Terms of Plan. PSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF PERFORMANCE STOCK UNITS
2.1Grant of PSUs. In consideration of your continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted to you the number of PSUs set forth in the Notice of Grant.
2.2Company’s Obligation to Pay. Subject to and unless and until the PSUs are vested in the manner set forth in Article II or Exhibit A hereof, you will have no right to payment of any Shares under the PSUs or any other consideration therefor. Prior to actual payment of any Shares with respect to the PSUs, the PSUs will represent an unsecured obligation of the Company.
2.3Vesting Criteria. If there is no Termination of Services prior to or on the Final Vesting Date and there is satisfaction of the Price Contingency (as defined in Exhibit A) as of the Final Vesting Date, the PSUs will vest on the Final Vesting Date and you will be entitled to receive the number of Shares determined in accordance with Exhibit A hereto, subject to Section 2.4, Section 2.5, Section 2.6, Section 3.12 and Section 3.14.
2.4Forfeiture, Termination and Cancellation upon Termination of Services for Cause.
(a)Upon your Termination of Services for Cause (as such term is defined in the Severance Benefit Agreement) at any time prior to the Final Vesting Date, the PSUs will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder, except as otherwise provided in Section 2.5 and Section 2.6.
(b)In addition, any PSUs that are not earned in accordance with this Agreement will be automatically forfeited, terminated and cancelled as of the Determination Date (as defined in

Exhibit A) (or earlier date pursuant to Section 2.5 or Section 2.6, as applicable) without payment of any consideration by the Company, and you, or your beneficiary or personal representative, as the case may be, shall have no further rights hereunder. Further, unless otherwise determined by the Plan Administrator or set forth in Section 2.5 or Section 2.6, your employment or service for a portion or a substantial portion of the Vesting Period will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in this Section 2.4 or under the Plan.
2.5Death, Permanent Disability, Good Reason, [or] Without Cause [or Retirement].
(a)On or prior to the third anniversary the Grant Date, in the event of your Termination of Services (i) by you for Good Reason (as defined in the Severance Benefit Agreement defined below), (ii) by the Company without Cause, or (iii) due to your death or Permanent Disability, the Performance Period (as defined in Exhibit A) shall be shortened to end on the date of such Termination of Services (the “Shortened Performance Period”), except as otherwise provided in Section 2.6. Determination of the number of Shares issuable upon such event described in the first sentence above shall be based on a compounded annual growth rate (CAGR) that is calculated based on the average closing trading price of the Shares during the 20 consecutive trading days ending on (and including) the last trading day of the Shortened Performance Period (the “Shortened Performance Period Price”) and assuming the price-growth performance calculated for the Shortened Performance Period would have continued at the same CAGR through and including the Final Vesting Date (the “Shortened Performance Period CAGR”). The Shortened Performance Period CAGR will be calculated using the following formula, expressed as a percentage: (Shortened Performance Period Price / Starting Share Price) ^ ((1 / (the number of calendar days worked during Shortened Period / 365, rounded to the nearest whole number)) - 1). The Shortened Performance Period CAGR must equal or exceed the Price Contingency CAGR provided in Exhibit A for the applicable Shares to be issuable. If the Shortened Performance Period CAGR is less than the Price Contingency A CAGR provided in Exhibit A, then no Shares would be issuable under the PSUs. The number of issuable Shares is then determined by multiplying the product of (x) the number of Shares for which each Price Contingency CAGR is met based on the Shortened Performance Period CAGR and (y) the quotient of (i) the number of days in the Shortened Performance Period divided by (ii) 1,827. For the avoidance of doubt, there shall be no linear interpolation between Price Contingency CAGRs. The issuable Shares shall be delivered to you, or your beneficiary, or personal representative, as the case may be, on or before the sixtieth (60th) day following the date of such Termination of Services on or prior to the third anniversary the Grant Date, subject to Section 3.14.
(b)After the third anniversary of the Grant Date but prior to or on the Final Vesting Date, in the event of [(i)] your Termination of Services (x) by you for Good Reason (as such term is defined in the Severance Benefit Agreement defined below), (y) by the Company without Cause, or (z) due to your death or Permanent Disability [or (ii) your Retirement as set forth in Section 1.1(b)] (each, a “Covered Termination”), in each case, the Performance Period shall be shortened to end on the date of such Covered Termination and the number of Shares issuable shall be determined in accordance with Exhibit A hereto, except as otherwise provided in Section 2.6. The Average Market Value based on the shortened Performance Period must equal or exceed the Price Contingency provided in Exhibit A for the applicable Shares to be issuable. The issuable Shares shall be delivered to you, or your beneficiary, or personal representative, as the case may be, on or before the sixtieth (60th) day following the date of such Covered Termination, subject to Section 3.14.
(c)This Section 2.5 with respect to the PSUs supersedes the Company’s Policy on Acceleration of Executive Staff Equity Awards in the Event of Permanent Disability, the Company’s Policy on Acceleration of Equity Awards in the Event of Death, and the Amended and Restated Severance Benefit Agreement by and between you and the Company dated as of December 10, 2020, as it may be amended or restated from time to time (the “Severance Benefit Agreement”); provided that you (or your beneficiary or personal representative) shall be required to comply with Section 12 of the Severance Benefit Agreement and to execute and deliver to the Company a Release of Claims (as defined in the Severance Benefit Agreement) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the

Company, after a Covered Termination to be eligible to receive any consideration for the PSUs in accordance with Section 2.5(a).
2.6Change in Control Treatment.
(a)In the event of a Change in Control that occurs on a date that is both (i) on or prior to the third anniversary of the Grant Date and (ii) prior to the date of a Covered Termination, the Performance Period shall be shortened to end at such date within ten (10) days prior to the closing of the Change in Control as determined by the Plan Administrator (the “CIC Period I”). Determination of the number of Shares issuable shall be based on a CIC Period I CAGR that is calculated based on the greater of (i) the average closing trading price of the Shares during the 20 consecutive trading days ending on (and including) the last trading day of the CIC Period I and (ii) the price per Share paid by the Successor in the Change in Control transaction (regardless of whether such price is maintained for 20 consecutive trading days) (the greater of (i) and (ii), the “CIC Price I”) and assuming the price-growth performance calculated for the CIC Period I would have continued at the same CAGR through and including the Final Vesting Date (the “CIC Period I CAGR”). The CIC Period I CAGR will be calculated using the following formula, expressed as a percentage: (CIC Price I / Starting Share Price) ^ ((1 / (the number of calendar days worked during CIC Period I / 365, rounded to the nearest whole number)) - 1). The CIC Period I CAGR must equal or exceed the Price Contingency CAGR provided in Exhibit A for the applicable Shares to be issuable. If the CIC Period I CAGR is less than the Price Contingency A CAGR provided in Exhibit A, then no Shares would be issuable under the PSUs. For the avoidance of doubt, there shall be no linear interpolation between Price Contingency CAGRs.
(b)In the event of a Change in Control that occurs on a date that is both (i) after the third anniversary of the Grant Date and (ii) prior to the date of a Covered Termination, the Performance Period shall be shortened to end at such date within ten (10) days prior to the closing of the Change in Control as determined by the Plan Administrator (the “CIC Period II”). Determination of satisfaction of the Price Contingency and the number of Shares issuable shall be calculated based on the greater of (i) the average closing trading price of the Shares during the 20 consecutive trading days ending on (and including) the last trading day of the CIC Period II and (ii) the price per Share paid by the Successor in the Change in Control transaction (regardless of whether such price is maintained for 20 consecutive trading days) (the greater of (i) and (ii), the “CIC Price II”). The CIC Price II must equal or exceed the Price Contingency provided in Exhibit A for the applicable Shares to be issuable under the PSUs.
(c) If pursuant to subsections (a) or (b), there are issuable Shares and such issuable Shares are assumed, continued or replaced in equivalent form and amount by the Successor in the Change in Control, such issuable Shares or equivalent shall vest on the Final Vesting Date; provided, however, if there is a Covered Termination following the Change in Control and prior to the Final Vesting Date, such issuable Shares or equivalent shall vest in full effective on the date of such Covered Termination. The issuable Shares or equivalent shall be delivered to you, or your beneficiary, or personal representative, as the case may be, on or before the sixtieth (60th) day following the date of such Covered Termination, subject to Section 3.14.
(d)If pursuant to subsections (a) or (b), there are issuable Shares and such issuable Shares are not assumed, continued or replaced in equivalent form and amount by the Successor in the Change in Control, such issuable Shares shall vest in full effective immediately prior to the Change in Control. The issuable Shares shall be delivered to you immediately prior to the closing of the Change in Control.
(e)This Section 2.6 supersedes any terms to the contrary in the Severance Benefit Agreement or the Plan with respect to the PSUs, provided that you shall be required to comply with Section 12 of the Severance Benefit Agreement and to execute and deliver to the Company a Release of Claims (as defined in the Severance Benefit Agreement) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, to be eligible to receive any consideration for the PSUs in accordance with Section 2.6(a) or 2.6(b).

2.7Payment after Vesting.
(a)Except as otherwise provided in Section 2.5 or Section 2.6, on or before the sixtieth (60th) day following the Final Vesting Date, the Company shall deliver to you that number of Shares, if any, issuable in accordance with the Agreement. Notwithstanding the foregoing, in the event Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Section 2.9(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Plan Administrator determines that Shares can again be issued in accordance with Sections 2.9(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan or this Agreement to the contrary, upon vesting of the PSUs, the Shares will be issued, if at all, as set forth in this section or in Section 2.5 or 2.6, as applicable. Except as otherwise provided in Section 2.6, in no event will all or any portion of the PSUs be settled in cash.
(b)Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require you to pay any sums required by applicable law to be withheld with respect to the PSUs or the issuance of any Shares or other payment upon vesting of the PSUs. Such payment shall be made in such form of consideration as determined by the Company in its sole discretion, including:
(i)Cash or check;
(ii)Surrender or withholding of Shares otherwise issuable under the PSUs, and having an aggregate fair market value on the date of delivery sufficient to meet the withholding obligation, as determined by the Company in its sole discretion;
(iii)Other property acceptable to the Company in its sole discretion (including cash resulting from a transaction (a “Sell to Cover”) in which the Company, on your behalf, instructs Fidelity Stock Plan Services, LLC or one of its affiliates or another agent selected by the Company (collectively, the “Agent”) to sell a number of Shares issued to you sufficient to meet the withholding obligation, as determined by the Company in its sole discretion, and to remit proceeds of such sale to the Company sufficient to satisfy the withholding obligation); or
(iv)By deduction from other compensation payable to you.
If the Company requires or permits a Sell to Cover:
(A)You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any PSUs vest, such number of the Shares that are issued in respect of such PSUs as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your federal tax withholding or remit such remaining funds to you.
(B)You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares to be sold pursuant to subsection (A) above. You understand that to protect against declines in the market price of Shares, the Agent may determine to sell more than the minimum number of Shares needed to generate the required funds.
(C)You understand that the Agent may effect sales as provided in subsection (A) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Shares as provided in subsection (A) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (A) above.
(D)You acknowledge that, regardless of any other term or condition of this Section 2.7(b), neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, or (3) any claim relating to the timing of any Sell to Cover, the price at which Shares are sold in any Sell to Cover, or the timing of the delivery to you of any Shares following any Sell to Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and all tax-related items imposed on you in connection with any aspect of the PSUs and any Shares issued upon vesting of the PSUs is and remains your responsibility and liability. Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure the PSUs to reduce or eliminate your liability for tax-related items.
(E)You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.7(b). The Agent is a third-party beneficiary of this Section 2.7(b).
This Section 2.7(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.
The Company shall not be obligated to deliver any Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required to be withheld in connection with the grant, vesting or settlement of the PSUs.
2.8Rights as Stockholder. As a holder of PSUs you are not, and do not have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights or voting rights, in respect of the PSUs and any Shares issuable upon vesting or settlement thereof unless and until such Shares shall have been actually issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.2 of this Agreement.
2.9Conditions to Delivery of Shares. Subject to Section VII of Article Four of the Plan, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder prior to fulfillment of all of the following conditions:
(a)The admission of such Shares to listing on all stock exchanges on which the Shares are then listed;
(b)The completion of any registration or other qualification of such Shares under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Plan Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.7 hereof; and
(e)The lapse of such reasonable period of time following the Final Vesting Date or the date of your Termination of Services due to your death or Permanent Disability as the Plan Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE III

OTHER PROVISIONS
3.1Administration. The Plan Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Plan Administrator in good faith shall be final and binding upon you, the Company and all other interested persons. Neither the Plan Administrator nor the Board nor any member thereof shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
3.2Adjustments Upon Specified Events. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section V.E. of Article One or any change in control provisions in the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Plan Administrator shall make such adjustments as the Plan Administrator deems appropriate in the number of PSUs then outstanding, the number and kind of securities that may be issued in respect of the PSUs and the performance criteria applicable to the PSUs (including each Price Contingency as defined in Exhibit A). You acknowledge that the PSUs are subject to modification and termination in certain events as provided in this Agreement and Articles One and Three of the Plan.
3.3Grant is Not Transferable. Your PSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs will terminate immediately and will become null and void.
3.4Notices. Except as otherwise provided above, any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records, including any email address. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice to the Company shall be deemed given when actually received. Any notice given by the Company shall be deemed given when sent via email or five (5) U.S. business days after mailing.
3.5Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.7Conformity to Securities Laws. You acknowledge that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations.

Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.8Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Plan Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without your prior written consent.
3.9Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon you and your heirs, executors, administrators, successors and assigns.
3.10Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by and necessary to comply with applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11Not a Contract of Employment. Nothing in this Agreement or in the Plan shall be interpreted as forming an employment or service contract with the Company or any Parent or Subsidiary or as conferring upon you any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.
3.12Dispute Resolution. By accepting the PSUs, if you are an employee providing services in the U.S., you agree to the provisions of, and to be bound by, the Broadcom Inc. Employment Arbitration Agreement attached as Exhibit B hereto (the “Arbitration Agreement”). In the event you violate the Arbitration Agreement, any unvested PSUs will thereupon be cancelled for no consideration.
3.13Entire Agreement. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof.
3.14Section 409A. The PSUs are intended to be exempt from or subject to Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”), and this Agreement and the Plan as it relates to the PSUs shall be interpreted in accordance therewith. The Plan Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate for the PSUs to comply with the requirements of Section 409A where applicable. Additionally, notwithstanding any other provision of the Plan or this Agreement, (i) to the extent required under Section 409A, any payment or benefit required to be paid upon the termination of your employment (or any other similar term or phrase) shall be made only upon your “separation from service” with the Company within the meaning of Section 409A and (ii) to the extent that the PSUs are payable upon a separation from service and to the extent such payment would otherwise result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of the PSUs shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).
3.15Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

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EXHIBIT A
TO BROADCOM INC.
2012 STOCK INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT
PERFORMANCE CRITERIA AND MEASUREMENT
1.Definitions. All capitalized terms used and not defined in this Exhibit A shall have the meanings specified in the Performance Stock Unit Award Agreement and Notice of Grant to which this Exhibit A is attached or in the Broadcom Inc. 2012 Stock Incentive Plan, as applicable. In addition, the following capitalized terms shall have the following meanings:
a.“Average Market Value” shall mean any 20 consecutive trading days closing price average (rounded to the nearest cent) in U.S. dollars of the Shares on the principal exchange on which the Shares are listed or quoted, during a period commencing on the day after the third anniversary of the Grant Date and ending on (and including) the last trading day of the Performance Period (the “Final Trading Date”), as reported by the applicable principal exchange on which the Shares are listed or quoted, or by such other authoritative source as the Plan Administrator may determine, except as otherwise provided in Section 2.5 and Section 2.6 of the Agreement; provided, however, that for the first 19 trading days after the third anniversary of the Grant Date, the 20 consecutive trading days closing price average calculation will also include trading days prior to and including the third anniversary of the Grant Date.
b.“Determination Date” shall mean the date the Plan Administrator determines the Average Market Value, which shall be as soon as administratively practicable, and in any event within 30 days, following the Final Trading Date (or such earlier date as set forth in Section 2.5 and Section 2.6 of the Agreement).
c.“Final Vesting Date” shall mean October 31, 2027.
d.“Vesting Period” shall mean the inclusive period of October 31, 2022 through October 31, 2027.
2.Performance Period. The performance period shall begin on October 31, 2022 and end on the Final Vesting Date (the “Performance Period”), except as otherwise set forth in Section 2.5 and Section 2.6 of the Agreement.
3.Number of Shares Issuable With Respect to the PSUs. If there is no Termination of Services or Change in Control prior to or on the Final Vesting Date, then the number of Shares issuable with respect to the PSUs shall equal the number of Shares for which each Price Contingency (as defined below) is satisfied as of the Final Vesting Date.
    If there is a Termination of Services by reason of a Covered Termination after the third anniversary of the Grant Date but prior to or on the Final Vesting Date in accordance with Section 2.5 of the Agreement, then (i) the Performance Period shall be shortened to end at such date of the Covered Termination and (ii) the number of Shares issuable with respect to the PSUs shall equal the number of Shares for each Price Contingency (as defined below) that is satisfied during a period following the third anniversary of the Grant Date and prior to or on date of such Covered Termination[; provided, however, in the event of Retirement as set forth in Section 1.1(b) of the Agreement after the third anniversary of the Grant Date but prior to or on the Final Vesting Date, the number of Shares issuable set forth in (ii) in this paragraph shall be multiplied by a fraction (the numerator of which is the number of calendar days worked during the period commencing on the Grant Date and ending on the date of the Covered Termination and the denominator of which is 1,827, rounded to the nearest whole share)].

If there is a Change in Control, the number of Shares issuable with respect to the PSUs is determined in accordance with Section 2.6 of the Agreement.
This Section 3 of Exhibit A shall apply, notwithstanding anything in Section 4 of Exhibit A to the contrary.
4.Price Contingency.
For the purposes hereof, the “Price Contingency” shall mean if the Average Market Value (or the value as set forth in Section 2.6 of the Agreement, as applicable) is equal to or greater than the price set forth in the table below:

Price ($ USD)
Price Contingency A
Price Contingency B
Price Contingency C

If the Average Market Value equals or exceeds a Price Contingency (A, B and C) or the CAGR in Section 2.5(a) and Section 2.6(a) of the Agreement equals or exceeds a Price Contingency CAGR, the corresponding number of Shares are issuable as set forth in the table below:

	Average Market Value is Equal to or Greater than ($ USD)	Only for Purposes of Section 2.5(a) and Section 2.6(a), Price Contingency CAGR (%)	Number of Shares Issuable Upon the Satisfaction of Price Contingency (Non-Cumulative) (#)
Price Contingency A
Price Contingency B
Price Contingency C
If any Price Contingency is not satisfied as of the Final Trading Date (as modified by Section 2.5 or Section 2.6 of the Agreement, as applicable), any Shares for which such Price Contingency relates shall thereupon expire, terminate or be cancelled.
At the Determination Date, if the Average Market Value is equal to or exceeds only Price Contingency A during the Performance Period, it shall constitute satisfaction of only Price Contingency A and result in an aggregate of ______ Shares issuable with respect to the PSUs.
At the Determination Date, if the Average Market Value is equal to or exceeds Price Contingency B during the Performance Period, it shall also constitute satisfaction of Price Contingency A and result in an aggregate of ______ Shares issuable with respect to the PSUs.
At the Determination Date, if the Average Market Value is equal to or exceeds Price Contingency C during the Performance Period, it shall also constitute satisfaction of Price Contingencies A and B and result in an aggregate of ______ Shares issuable with respect to the PSUs.
No additional Shares will be issuable if a Price Contingency is satisfied more than once during the Performance Period, except as otherwise provided in Section 3.2 of the Agreement.

There shall be no linear interpolation between the Price Contingencies, such that no additional Shares subject to the PSUs will be inputted into the calculation of the number of Shares issuable with respect to the PSUs when the Average Market Value is between Price Contingencies. For example, an Average Market Value of $______ would result in ______ Shares that would be issuable with respect to the PSUs and no additional Shares would be issuable for any Average Market Value that is less than $______.
The Shares issuable with respect to the PSUs shall in no event exceed the number of PSUs shown in the Notice of Grant.
In the event the Average Market Value is less than Price Contingency A, Price Contingency A, B and C would not be satisfied, zero (0) Shares would result from the non-satisfaction of Price Contingency A, B and C, and zero (0) Shares would be issuable with respect to the PSUs.

EXHIBIT B
BROADCOM INC. EMPLOYMENT ARBITRATION AGREEMENT
Broadcom Inc., together with all direct and indirect subsidiaries of Broadcom Inc., including the Broadcom Inc. entity by which Participant is employed (collectively, the “Company”) has adopted this Employment Arbitration Agreement (the “Agreement”) to govern all disputes between the Company and Participant except for those excluded in Section 3 below.
1.General Intent of the Parties. It is the intent of the Company and the Participant that all disputes between the Company and Participant arising out of or relating to Covered Claims will, to the fullest extent permitted by law, be resolved by final and binding arbitration. The Company and Participant further intend and agree that this Agreement is expressly made for the benefit of both parties to this Agreement and each affiliate, subsidiary, sister company, parent, successor, and assign included within the definition of Company, and that each Company entity that is not a signatory to this Agreement is an intended third party beneficiary of this Agreement, shall be entitled to the rights and benefits of the Agreement, and may enforce its provisions as if it were a party or signatory to the Agreement. This Agreement is governed by the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1 et seq., and evidences a transaction involving interstate commerce.
2.Covered Claims. “Covered Claims” include any and all disputes, claims, or controversies between the Company and any Participant (or between one or more Participants, employees and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) arising out of, relating to, or resulting from Participant’s employment, compensation (including equity awards or employment-related benefits), termination of employment, breach of this Agreement, or any other employment-related dispute. Covered Claims include, without limitation, contract claims, tort claims, common law claims and claims based on any federal, state or local law, statute, or regulation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and any other applicable federal or state law or regulation or local ordinance governing employment and compensation, but excluding Excluded Claims.
3.Excluded Claims. Excluded Claims are not subject to arbitration under this agreement. “Excluded Claims” include (a) claims for unemployment, state disability insurance, and workers’ compensation benefits, (b) claims under the National Labor Relations Act, (c) administrative claims for unpaid wages or waiting time penalties before the California Division of Labor Standards Enforcement and any other administrative claims that an employee cannot, as a matter of law, be required to assert solely by arbitration; provided, however, that any appeal from an award or from denial of an award by any administrative agency with primary jurisdiction shall be arbitrated pursuant to the terms of this Agreement; (d) to the extent Defense Federal Acquisition Regulation (DFARS) 252.222-7006 applies to the Company entity that employs Participant, any claims under Title VII of the Civil Rights Act of 1964, or any tort arising out of sexual harassment or sexual assault, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention, except that this exclusion shall not apply if the Secretary of Defense has waived the applicability of the restrictions of paragraph (b) of DFARS 252.222-7006 in accordance with DFAR Supplement 222.7404 or Employee’s employer is not a “Covered subcontractor” subject to DFAR 252.222-7006, unless the Participant further consents to arbitration after the time the dispute arises; and (e) representative actions brought on behalf of others under the Private Attorneys General Act of 2004, California Labor Code section 2698, et seq., to the extent that such an action can only be brought by the state or its representatives, where any resulting judgment is binding on the state, and where any alleged monetary penalties largely go to state coffers. Notwithstanding any provisions of this Agreement, a claim may be brought before and remedies awarded by a federal, state or local administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate that is governed by the FAA. Such administrative claims include without limitation claims or charges brought before the Equal Employment
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Opportunity Commission, the U.S. Department of Labor, or the National Labor Relations Board. Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.
4.Provisional Remedies. This Agreement does not limit the right of the Company or Participant to seek any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect the Company’s or Participant’s rights and interests pending the outcome of an arbitration, including but not limited to claims for violation of any non-disclosure or other agreement between Participant and the Company for the protection of confidential and proprietary information and trade secrets and/or invention assignment.
5.Arbitration. Participant and the Company agree that Covered Claims shall be resolved by final and binding arbitration pursuant to the FAA in the county in which the Participant currently works or last worked for the Company. The arbitration will be conducted by a single, neutral arbitrator in accordance with the JAMS (Judicial Arbitration and Mediation Service) Employment Arbitration Rules and Procedures, which can be found at www.jamsadr.com, or by any other arbitration provider mutually agreed by the Company and Participant. The arbitrator will be selected in accordance with JAMS’s applicable arbitrator selection rules, or the selection rules of any other agreed arbitration provider. The Company and Participant shall be entitled to more than minimal discovery and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
6.Enforcement. Either the Company or Participant may bring an action in court to compel arbitration under this Agreement and to confirm or enforce an arbitration award, and shall be entitled to recover fees and costs associated with any such motion to compel arbitration or to enforce an arbitration award. Otherwise, except as provided in Section 4, above, neither the Company nor Participant shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of this Agreement.
7.Governing Law. This Agreement shall be governed by and enforceable pursuant to the FAA. Other than with respect to disputes regarding the arbitrability of Covered Claims or the enforcement of this Agreement, both of which shall be governed exclusively by the FAA, the arbitrator shall apply the same substantive law to Covered Claims, with the same statutes of limitation and the same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the exclusive authority to resolve any dispute relating to the arbitrability of any individual claim or the enforceability or formation of this Agreement, with the exception of disputes concerning the applicability, interpretation, construction, or validity of the class action waiver described in paragraph 9 below, which shall be decided by a court of competent jurisdiction, and not by the arbitrator.
8.Costs of Arbitration. The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator (“Arbitration Costs”). Unless otherwise ordered by the arbitrator under applicable law, the Company and Participant shall each bear his, her or its own expenses, such as expert witness fees and attorneys’ fees and costs. Nothing herein shall prevent the Company or Participant from seeking a statutory or contractual award of reasonable attorneys’ fees and costs.
9.Waiver of Right to Jury Trial; Class Action Waiver. THE COMPANY AND PARTICIPANT UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIMS. EXCEPT AS OTHERWISE REQUIRED BY LAW, BOTH PARTICIPANT AND THE COMPANY EXPRESSLY INTEND AND AGREE THAT: (A) CLASS ACTION AND COLLECTIVE ACTION PROCEDURES SHALL NEITHER BE ASSERTED NOR APPLY IN ANY ARBITRATION CONDUCTED PURSUANT TO THIS
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AGREEMENT; (B) NEITHER PARTY WILL ASSERT, AND EACH PARTY HEREBY WAIVES, ITS RIGHT TO PURSUE OR PARTICIPATE IN CLASS OR COLLECTIVE ACTION CLAIMS AGAINST THE OTHER IN ARBITRATION OR ANY OTHER FORUM; AND (C) THE PARTIES SHALL ONLY SUBMIT THEIR OWN, INDIVIDUAL CLAIMS IN ARBITRATION AND WILL NOT SEEK TO REPRESENT THE INTERESTS OF ANY OTHER PERSON. THE ARBITRATOR SHALL HAVE NO JURISDICTION OR AUTHORITY TO COMPEL ANY CLASS OR COLLECTIVE CLAIM, TO CONSOLIDATE DIFFERENT ARBITRATION PROCEEDINGS, OR TO JOIN ANY OTHER PARTY TO AN ARBITRATION BETWEEN THE COMPANY AND PARTICIPANT.
10.Confidentiality. Notwithstanding anything in this Arbitration Agreement or the JAMS Rules, and except when disclosure is prohibited by law, if the disputes subject to arbitration under this Agreement involve alleged acts of sexual assault, sexual harassment as defined under California Civil Code section 51.9, workplace sexual harassment, workplace sex discrimination, the failure to prevent acts of workplace sexual harassment or sex discrimination, or retaliation against a person for reporting sexual harassment or sex discrimination, the parties shall be free to disclose that they have a dispute, the nature of that dispute, and factual information regarding that dispute, all without regard to any confidentiality obligations created by this Agreement or the JAMS rules. Otherwise, all arbitration proceedings under this Agreement shall be private and confidential, except as prohibited by law or where disclosure is required by law or necessary to enforce an award issued by the arbitrator. The arbitrator shall maintain the confidentiality of the arbitration to the extent applicable law and this provision permit and shall have the authority to make appropriate rulings to safeguard that confidentiality.
11.At-Will Employment. Nothing in this Agreement is intended to or shall modify the at-will nature of employment at the Company.
12.Severability and Survival. If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The Company’s and Participant’s obligations under this Agreement shall survive the termination of the employment relationship.
13.Complete Agreement. This Agreement contains a full and complete statement of the agreements and understandings as between the Company and Participant regarding resolution of disputes between them, and supersedes and replaces all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Agreement.
14.Opportunity to Consult with Counsel. PARTICIPANT ACKNOWLEDGES AND AGREES THAT PARTICIPANT WAS AFFORDED THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL AND HAS EITHER TAKEN ADVANTAGE OF THAT OPPORTUNITY, OR VOLUNTARILY DECLINED TO DO SO.

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